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Exhibit 21.1

Table of Subsidiaries of Registrant

Name	Jurisdiction of Incorporation
H&E Finance Corp.	DE
GNE Investments, Inc.	WA
Great Northern Equipment, Inc.	MT

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Table of Subsidiaries of Registrant